Exhibit 99.1

NEWS RELEASE

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
www.glimcher.com

INVESTORS:
Lisa A. Indest
SVP, Finance and Accounting
614.887.5844
lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, July 31, 2012

GLIMCHER ANNOUNCES PUBLIC OFFERING OF SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK

COLUMBUS, OH – July 31, 2012 – Glimcher Realty Trust (NYSE: GRT) today announced that it has commenced a public offering of its Series H Cumulative Redeemable Preferred Stock.  In addition, the Company expects to grant to the underwriters for the public offering a 30-day option to purchase additional shares of Series H Cumulative Redeemable Preferred Stock to cover overallotments, if any.  The Company intends to apply to list the shares on the New York Stock Exchange under the symbol “GRTPrH”.  If its application is approved, the Company expects trading of the shares on the New York Stock Exchange to commence within the 30‐day period after initial delivery of the shares.  Wells Fargo Securities and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint book-running managers.

The Company intends to use the net proceeds from the offering after deducting the underwriting discount and estimated offering expenses, to redeem a portion of its outstanding preferred securities, and to the extent any excess proceeds are available, for general corporate purposes, which may include repaying outstanding indebtedness under the Company’s credit facility.  Pending such use, the net proceeds may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or indirect or guaranteed obligations of the United States.

This offering is being made pursuant to an effective shelf registration statement and prospectus and related preliminary prospectus supplement filed by the Company with the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of the preliminary prospectus supplement and related prospectus for this offering may be obtained by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone (800) 326-5897 or e-mail request to cmclientsupport@wellsfargo.com; or Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, Attention: Prospectus Department; telephone (800) 294-1322 or e-mail a request to dg.prospectus_requests@baml.com.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of malls, which includes open-air centers, enclosed regional malls, as well as outlet centers.  At June 30, 2012, GRT owned interests in and managed 28 properties with gross leasable area totaling approximately 21.6 million square feet, consisting of 25 malls (21 wholly owned and four partially owned through joint ventures) and three community centers (two wholly owned and one partially owned through a joint venture).

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the Company’s debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the Company’s existing JV partners, failure to achieve projected returns on development properties, the failure to sell malls and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

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